EXHIBIT 99
  Internet Address:  http://www.rdgbat.com

  FOR IMMEDIATE RELEASE                            Contact:  Charles R. Ofner
                                                               (713) 496-5000

                       Rig 41 to Replace M.G. Hulme, Jr.

     July  31, 1996,     Houston, Texas ........ Reading & Bates Corporation
  (RB-NYSE) announced that it has reached an agreement with Enserch Exploration, Inc. for a rig swap arrangement involving Reading & Bates' semisubmersibles RIG 41 and the M. G. HULME, JR. Under the terms of the agreement, the M. G. HULME, JR. has been released from a three year contract, originally scheduled to commence approximately August 1, 1996, (retaining an option to drill one well, such option to be exercised by
  August 30, 1996) and committed to RIG 41 for a contract expected to commence approximately April 1, 1997. RIG 41 will undergo a comprehensive upgrade allowing the vessel to drill in water depths up to 1000 meters prior to contract commencement. The revised contract status will provide a lower average well cost for future projects, including wells to be drilled on the Allegheny project in the Green Canyon 254 area.

     Reading & Bates expressed confidence in finding other alternative deepwater drilling contracts for the M. G. HULME JR., which recently completed a comprehensive deepwater upgrade.

     Reading & Bates is a New York Stock Exchange listed company, engaging in offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., provides technical, construction and project management services, and floating production systems to the upstream offshore oil and gas industry worldwide.


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